A. O. SMITH CORPORATON
NEWS RELEASE		For further information contact:

MEDIA INQUIRIES: Edward J. O'Connor 414-359-4100	ANALYST/INVESTOR INQUIRIES: Craig Watson 414-359-4009	A. O. Smith Corporation P.O. Box 245008 Milwaukee, WI 53224-9508 414-359-4000 NYSE: AOS

FOR IMMEDIATE RELEASE
July 15, 2004

A.O. Smith announces second quarter earnings of $.58 per share

        Milwaukee, Wis. — A. O. Smith Corporation (AOS-NYSE) today announced second quarter earnings of $17.3 million or $.58 per share, which included a six cents per share gain from non-recurring items. The company earned $19.8 million or $.67 per share in the second quarter of 2003.

        Revenues for the quarter ended June 30 increased approximately five percent to $437.3 million compared with revenues of $417.6 million for the same period last year.

        “Both of our operating units continued to face cost pressure during the quarter brought on by significant increases in the price of steel and higher freight cost,” Robert J. O’Toole, chairman and chief executive officer, observed.

        “In addition, our Water Systems unit continued to experience manufacturing inefficiencies and logistics cost increases that were caused by multiple conversion programs,” O’Toole continued.

        “The company has implemented several price increases during the last four months, and these increases are now taking effect and mitigating the adverse impact of the higher steel and freight costs. We will continue to closely monitor steel and other costs and initiate appropriate pricing actions as necessary.”

        For the first six months of 2004, A. O. Smith earned $28.0 million or $.94 per share compared with earnings of $33.5 million or $1.13 per share for the same period in 2003. Six-month revenues were $853.8 million compared with sales of $805.5 million for the first six months of 2003.

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        Non-recurring items during the quarter amounted to a $2.5 million pre-tax gain. The items consisted of a favorable resolution of litigation related to pre-acquisition State Industries’ Duron product, partially offset by the write-off of capitalized software at Electrical Products.

        Corporate expenses during the quarter were approximately $2.7 million higher than last year, primarily due to an insurance settlement and interest on a tax refund in 2003.

Electrical Products

        Electric motor sales were $228 million in the second quarter, the same as last year. Sales increased in all served OEM markets except the heating, ventilation, and air conditioning (HVAC) segment, which declined approximately 10 percent due primarily to the loss of a sales contract by an OEM customer. Aftermarket sales were flat during the quarter.

        Operating earnings of $17.4 million were lower than the same period last year. Higher costs for steel and freight more than offset cost savings related to the company’s repositioning program.

Water Systems

        Water Systems’ second quarter sales of $210 million were 10 percent higher than sales in the second quarter of 2003. Improved revenue for residential water heaters due to the launch of new products to address regulatory standards changes and higher sales in China contributed to the sales increase. Residential unit volume was approximately 10 percent lower than last year’s second quarter due to the significant pre-buy of gas water heaters last year in anticipation of the introduction of flammable vapor ignition resistant product.

        Operating profit of $18.7 million was five percent higher than the second quarter of last year. Higher operating profit in China, the new product introductions during the

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second half of 2003 and first half of this year, and the gain related to the resolution of litigation were offset by the decline in residential unit volume, manufacturing inefficiencies and higher logistics costs. Similar to the first quarter, manufacturing inefficiencies and higher logistics costs resulted from programs implemented to meet new efficiency standards, standardize A. O. Smith and State residential product lines, relocate production between the Ashland City, Tenn., and McBee, S. C., plants, and the installation of a new information management system.

Company discusses outlook

        “Although we made less progress than expected at Water Systems during the quarter, we believe efficiency levels will improve as the year proceeds. Price increases are now beginning to offset higher steel costs at both Electrical Products and Water Systems. We will continue to monitor material and freight costs closely to assure that pricing remains in line,” O’Toole said.

        “We are maintaining our full-year projection of $1.90 to $2.00 per share and forecast that earnings will be in a range of $.42 to $.46 per share for the third quarter.”

        A.O. Smith Corporation will broadcast a live conference call today at 10:00 a.m. (Eastern Time). The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

        This release contains statements that we believe are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “continue,” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Factors that could cause such a variance include the following: instability in the

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company’s electric motor and water products markets; inability to generate the synergistic cost savings from the acquisition of State Industries; the inability to implement cost-reduction programs; adverse changes in general economic conditions; significant increases in raw material prices; competitive pressures on the company’s businesses; and the potential that assumptions on which the company based its expectations are inaccurate or will prove to be incorrect.

        Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward- looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

        A.O. Smith Corporation, with headquarters in Milwaukee, Wis., is one of North America’s largest manufacturers of electric motors, with a comprehensive line of hermetic motors, fractional horsepower alternating current (AC) and direct current (DC) motors, and integral horsepower motors, as well as one of North America’s largest manufacturers of residential and commercial water heating equipment. The company employs approximately 17,000 people worldwide.

A. O. SMITH CORPORATION AND SUBSIDIARIES
(condensed consolidated financial statements —
dollars in millions, except per share data)

Statement of Earnings

	Three Months ended June 30		Six Months ended June 30
	2004	2003	2004	2003
Electrical Products	$227.7	$227.6	$451.3	$440.7
Water Systems	209.6	190.0	402.5	364.8

Net sales	437.3	417.6	853.8	805.5
Cost of products sold	348.9	333.8	687.2	643.5

Gross profit	88.4	83.8	166.6	162.0
Selling, general and administrative	58.9	51.7	117.6	105.7
Interest expense	3.2	3.0	6.4	5.9
Other (income) / expense	0.3	(0.1)	0.5	0.3

	26.0	29.2	42.1	50.1
Tax provision	8.7	9.4	14.1	16.6

Net Earnings	$17.3	$19.8	$28.0	$33.5

Net Earnings Per Share of Common
Stock (Diluted)	$0.58	$0.67	$0.94	$1.13

Average Common Shares
Outstanding (000's omitted)	29,913	29,656	29,913	29,589

A. O. SMITH CORPORATION
Balance Sheet
(dollars in millions)

	June 30 2004	December 31 2003
ASSETS:
Cash and cash equivalents	$16.2	$18.7
Receivables	306.3	236.7
Inventories	255.1	247.0
Deferred income taxes	16.0	14.3
Other current assets	25.8	31.0

Total Current Assets	619.4	547.7
Net property, plant and equipment	349.2	358.7
Goodwill and other intangibles	311.8	310.9
Other assets	64.1	62.6

Total Assets	$1,344.5	$1,279.9

LIABILITIES AND STOCKHOLDERS' EQUITY:
Short-term debt	$--	$96.8
Trade payables	175.0	144.5
Accrued payroll and benefits	32.8	30.5
Product warranty	17.4	18.9
Long-term debt due within one year	8.6	8.6
Other current liabilities	38.9	39.3

Total Current Liabilities	272.7	338.6
Long-term debt	280.7	170.1
Other liabilities	103.2	105.5
Pension liability	58.5	61.6
Deferred income taxes	32.7	27.9
Stockholders' equity	596.7	576.2

Total Liabilities and Stockholders' Equity	$1,344.5	$1,279.9

A. O. SMITH CORPORATION
STATEMENT OF CASH FLOWS
(dollars in millions)

	Six Months ended June 30
	2004	2003
Operating Activities
Continuing
Net earnings	$28.0	$33.5
Adjustments to reconcile net earnings
to net cash provided by operating activities:
Depreciation & amortization	26.8	25.8
Net change in current assets and liabilities	(46.1)	(62.4)
Net change in noncurrent assets and liabilities	(1.3)	(1.7)
Other	1.4	(1.3)

Cash Provided by (Used in) Operating Activities	8.8	(6.1)

Investing Activities
Capital expenditures	(19.0)	(14.8)

Cash Used in Investing Activities	(19.0)	(14.8)

Financing Activities
Long-term debt incurred	16.0	32.2
Long-term debt retired	(2.1)	(2.9)
Other stock transactions	3.0	1.5
Dividends paid	(8.8)	(8.1)

Cash Provided by Financing Activities	8.1	22.7
Discontinued
Cash Provided by (Used in) Discontinued Operations	(0.4)	0.2

Net increase / (decrease) in cash and cash equivalents	(2.5)	2.0
Cash and cash equivalents - beginning of period	18.7	32.8

Cash and Cash Equivalents - End of Period	$16.2	$34.8

A. O. SMITH CORPORATION AND SUBSIDIARIES
Business Segments
(dollars in millions)

	Three Months ended June 30		Six Months ended June 30
	2004	2003	2004	2003
Net sales
Electrical Products	$227.7	$227.6	$451.3	$440.7
Water Systems	209.6	190.0	402.5	364.8

	$437.3	$417.6	$853.8	$805.5

Operating earnings
Electrical Products	$17.4	$18.6	$34.5	$36.2
Water Systems	18.7	17.8	27.5	29.9

	36.1	36.4	62.0	66.1
Corporate expenses	(6.9)	(4.2)	(13.5)	(10.1)
Interest expense	(3.2)	(3.0)	(6.4)	(5.9)

Earnings before income taxes	26.0	29.2	42.1	50.1
Provision for income taxes	(8.7)	(9.4)	(14.1)	(16.6)

Net earnings	$17.3	$19.8	$28.0	$33.5